Exhibit 99.1


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NELNET   121 South 13th Street, Suite 400   P 402 458 2370    www.nelnet.net
         Lincoln, NE  68506                 F 402 458 2344    NELNET CORPORATE
                                                              SERVICES, INC.
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Media Contact:        Sheila Odom
                      402.458.2329

Investor Contact:     Cheryl Watson
                      317.469.2064


For Immediate Release


Nelnet receives request for audit

Lincoln, Neb., June 17, 2005 - Today, Nelnet (NYSE: NNI) announced that it has been contacted by the Office of the Inspector General of the United States Department of Education (OIG) to schedule an audit of the portion of the company's student loan portfolio receiving a 9.5% special allowance.

Nelnet will fully cooperate with the OIG in response to its request for an audit. Nelnet also understands that the Department of Education, as part of a nationwide project, is conducting a review of lenders related to tax-exempt bonds that are eligible for the 9.5% special allowance.

The company has been open with its communication regarding its portfolio of loans that qualify for the special allowance under this provision, is confident in its business practices, and believes it has billed for these special allowance payments in accordance with applicable Department of Education guidance, statutes, and regulations.

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality products and services to students and schools nationwide. Nelnet ranks among the nation's leaders in terms of total net student loan assets with $14.5 billion as of March 31, 2005. Headquartered in Lincoln, Nebraska, Nelnet originates, consolidates, securitizes, holds, and services student loans, principally loans originated under the Federal Family Education Loan Program of the U.S. Department of Education.

Additional information is available at www.nelnet.net.

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on Nelnet's operating results, performance, or financial condition are changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, or changes in the general interest rate environment and in the securitization markets for education loans.

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